EXHIBIT 21

                              LIST OF SUBSIDIARIES
                                       OF
                          HEALTH RISK MANAGEMENT, INC.



Health Resource Management Ltd., an Alberta corporation

HRM Claim Management, Inc., a Minnesota corporation

Institute for Healthcare Quality, Inc., a Minnesota corporation

Health Benefit Reinsurance, Inc., a Michigan corporation

Pennsylvania HRM, Inc., a Pennsylvania corporation